ATTACHMENT Q.77C

THE CENTRAL EUROPE AND RUSSIA FUND, INC.

Item 77C (a), (b) and (c): Registrant incorporates by reference Registrant's Proxy Statement dated May 18, 2005, filed on May 18, 2005 (Accession No. 0000891092-05-000978).

Item 77C(c):
THE CENTRAL EUROPE AND RUSSIA FUND, INC.
REPORT OF STOCKHOLDERS' MEETING

The Annual Meeting of Stockholders of The Central Europe and Russia Fund, Inc. was held on June 21, 2005. At the Meeting, the following matters were voted upon by the stockholders (the resulting votes are presented below):

1. To elect three Directors to serve for a term of three years until their successors are elected and qualify.

                                                          Number of Votes
                                                     -------------------------
                                            For                        Withheld
                                            ----                       -------
Dr. Kurt W. Bock                            7,603,698                  733,934
John A. Bult                                7,618,888                  718,743
Robert H. Wadsworth                         7,620,871                  716,760



2. To ratify the appointment by the Audit Committee and the Board of Directors of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending October 31, 2005.

                                                          Number of Votes
                                                     -------------------------
                                            For            Against     Abstain
                                            ----           -------     -------
                                            8,180,260      148,716     8,656